Exhibit 99.1

FOR RELEASE ON: July 30, 2014 at 07:30 ET

CONTACT:	Dan Behrendt
Chief Financial Officer
TASER International, Inc.
(480) 905-2000

TASER Reports Quarterly Revenue of $37.2 Million

AXON and EVIDENCE.com Bookings Increase 92% sequentially to $11.3 Million

SCOTTSDALE, Ariz., July 30, 2014 — TASER International, Inc. (NASDAQ: TASR), today announced financial results for the second quarter ended June 30, 2014.

Financial Summary:

•	Net sales were $37.2 million in the quarter, an increase of $5.0 million, or 15.5%, compared to second quarter 2013 net sales of $32.2 million. The increase was driven by total law enforcement weapon handle sales which increased $2.6 million in the second quarter compared to the prior year. AXON® cameras, EVIDENCE.com and TASER® CAM™ HD recorders also contributed to the net sales increase in the second quarter. International sales were $5.0 million in the quarter which is essentially flat compared to the prior year.

•	TASER Weapons segment revenues grew $2.4 million year-over-year, or 7.9%, to $32.7 million in the second quarter of 2014.

•	EVIDENCE.com & Video segment revenues increased by $2.6 million, or 136.5%, to $4.5 million in the second quarter of 2014 in comparison to the prior year. AXON cameras and EVIDENCE.com service bookings increased $9.3 million, to $11.3 million, over second quarter 2013 bookings of $2.0 million.

•	Gross margin in the second quarter of 2014 was 62.4%, compared to 61.4% in the same period last year. The improvement in gross margin in the second quarter of 2014 was driven by the 15.5% increase in net sales which resulted in better leverage of overhead expenses, increased sales prices and lower EVIDENCE.com depreciation costs.

•	Sales, general and administrative (SG&A) expenses of $13.5 million in the second quarter of 2014 increased $2.6 million, from $10.9 million in the second quarter of 2013. As a percentage of revenue, SG&A increased to 36.4% in the second quarter 2014 compared to 34.0% in the prior year. Within the current quarter SG&A, there is approximately $2.2 million relating to two settlements of commercial litigation cases that related to disagreements with two former distributors. Excluding settlement expense, SG&A for the second quarter would have been approximately $11.3 million, or 30.5% of revenues. Compared to the prior year, personnel expenses increased $0.4 million as the Company has increased customer-facing positions as well as some administrative functions. Expenses also increased in relation to TASER-hosted Technology Summits which take place to promote law enforcement awareness about recent developments in cloud technology in the past year. Increases were also seen in travel expense as the Company works to grow its international presence. These increases were partially offset by lower spending on liability insurance, expert witness fees and legal fees. The Company expects to see the elevated spend in SG&A continue through 2014 as initiatives to grow the top line internationally and in the EVIDENCE.com & Video segment are executed and as further infrastructure is put in place.

•	Research and development (R&D) expenses of $3.5 million for the second quarter of 2014 increased $1.5 million when compared to the second quarter of 2013 driven by additional personnel expense related to EVIDENCE.com & Video segment product development initiatives. The Company continues to expect increased expenses in R&D through 2014 as it launches the development of next generation and adjacent cloud software and mobile products, as well as adds enhanced and new functionality to EVIDENCE.com.

•	Income from operations decreased $0.6 million, or 8.8%, to $6.2 million in the second quarter of 2014 compared to $6.8 million in the second quarter of 2013.

•	Adjusted EBITDA was $9.0 million for the second quarter of 2014, an increase from of $9.5 million in the second quarter of 2013.

•	Net income for the second quarter of 2014 was $3.9 million, or $0.07 per diluted share, compared to $4.5 million, or $0.08 per diluted share in the second quarter of 2013.

•	In the second quarter of 2014, the Company generated $1.7 million in cash from operating activities. Cash, cash equivalents and investments were $59.8 million at the end of the second quarter of 2014, down from $63.4 million at December 31, 2013. Within cash, cash equivalents and investments were $10.9 million and $12.0 million in long-term investments as of June 30, 2014 and December 31, 2013, respectively.

•	The Company completed $19.6 million of stock repurchases during the quarter, purchasing approximately 1.5 million shares for an average cost of $13.16 per share.

“We hit another milestone this quarter by nearly doubling EVIDENCE.com and AXON bookings sequentially to $11.3 million,” stated Rick Smith, TASER’s CEO. “The positive momentum in the law enforcement market towards wearable technologies and cloud solutions is continuing to build, further encouraging our investment in and passion to grow this business. Major cities in the U.S. and abroad are continuing to look to TASER to provide secure and cost-effective solutions and we continue to host Technology Summits and other events around the world as education and discussion platforms for our customers. Beyond the EVIDENCE.com segment, we continue to drive stable growth in the North American weapons business which grew 9% compared to the prior year as a result of our current strong smart weapon platform.

“We intend to continue to invest in R&D initiatives related to our next generation technology products, as well as to develop innovative new features for existing video and weapons products,” Smith continued. “We remain dedicated to establishing a leading position in this space in 2014 and beyond. Our investments in R&D, and sales and marketing, combined with TASER’s market-leading products and excellent customer service should drive long-term value for all our stakeholders,” concluded Smith.

Other Significant Events:

•	The Company announced a number of significant orders for its X26P and X2 Smart Weapons during the second quarter, including:

•	Alamo Community College District (TX)

•	Albemarle County Police Department (VA)

•	Clark County District Court (NV)

•	Cobb County Police Department (GA)

•	Cuyahoga County Sheriff’s Department (OH)

•	Fort Worth Police Department (TX)

•	Georgia Bureau of Investigation (GA)

•	Harris County Constable Precinct 4 (TX)

•	Hidalgo County Sheriff’s Department (TX)

•	Houston Police Department (TX)

•	Illinois State Police Academy (IL)

•	Iowa State Patrol (IA)

•	Los Angeles County Sheriff’s Department (CA)

•	Marion County Sheriff’s Department (FL)

•	Miami Springs Police Department (FL)

•	New York City Police Department (NY)

•	Parker Police Department (CO)

•	Pinellas County Sheriff’s Department (FL)

•	San Jose Police Department (CA)

•	The Company continued to see new agencies adopt the AXON on-officer cameras and EVIDENCE.com management service during the second quarter. AXON and EVIDENCE.com deployments included significant orders from:

•	Ada County Sheriff’s Office (ID)

•	Bellingham Police Department (WA)

•	Campbell County Sheriff’s Office (WY)

•	City of Escondido Police and Fire Headquarters (CA)

•	Dallas County Hospital District Police Dept. (TX)

•	East Haven Police Department (CT)

•	Evesham Township Police Department (NJ)

•	Gilbert Police Department (AZ)

•	Hickory Police Department (NC)

•	Houma Police Department (LA)

•	Mesa Police Department (AZ)

•	Peoria Police Department (AZ)

•	Salt Lake City Police Department (UT)

•	San Diego Police Department (CA)

•	San Leandro Police Department (CA)

•	Spartanburg County Sheriff’s Office (SC)

•	The Company will take questions relating to the second quarter results via social media. TASER management will entertain questions during the call asked via Twitter, in addition to questions from those logged into the webcast. Individuals may submit questions via Twitter using hashtag #TASR_Earnings to the @TASER_IR handle. TASER management regrets that due to time considerations, not all questions may be answered during the call. For those individuals who do not have access to Twitter, all tweets and related content are streamed directly to http://investor.taser.com.

•	The Company will update its investor relations presentation and fact sheet and post them to http://investor.taser.com within the next two weeks with the second quarter results. Archived presentations from previous quarters may also be found on the website.

The Company will host its second quarter 2014 earnings conference call on Wednesday, July 30, 2014 at 11 AM ET. To join the live audio presentation, please dial toll free 877-303-9126, or for international callers, please dial 253-237-1156. The pass code is 70163279.

Non-GAAP Measures

To supplement the Company’s financial results presented in accordance with GAAP, we are presenting the non-GAAP financial measures of EBITDA and Adjusted EBITDA. Our management uses these non-GAAP financial measures in evaluating the Company’s performance in comparison to prior periods and as a measure of liquidity. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented at the end of the release.

EBITDA is defined as consolidated net income (loss) before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA as presented herein is defined as EBITDA before certain other items, including: stock-based compensation; (gain) loss on write-down/disposal of property, equipment and intangibles, net; provision for obsolete and excess inventory; litigation judgment (reversal) expense; loss on impairment; and interest income and other (income) expense.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company’s operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

•	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company’s GAAP financial measures;

•	these non-GAAP financial measures should not be considered to be superior to the Company’s GAAP financial measures; and

•	these non-GAAP financial measures were not prepared in accordance with GAAP and investors should not assume that the non-GAAP financial measures presented in this earnings release were prepared under a comprehensive set of rules or principles.

Further, these non-GAAP financial measures may be unique to the Company, as they may be different from non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company’s results to the results of other companies.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure or measures appears within this press release.

About TASER International, Inc.

TASER International makes communities safer with innovative public safety technologies. Founded in 1993, TASER first transformed law enforcement with its electrical weapons. TASER continues to define smarter policing with its growing suite of technology solutions, including AXON body-worn video cameras and EVIDENCE.com, a secure digital evidence management platform. More than 128,000 lives and countless dollars have been saved with TASER’s products and services.

Learn more at www.TASER.com and www.EVIDENCE.com or by calling (800) 978-2737.

TASER® and AXON® are registered trademarks of TASER International, Inc., registered in the U.S. All rights reserved. TASER logo, AXON, AXON body, and AXON flex, TASER X26P, and TASER X2 are trademarks of TASER International, Inc. All rights are reserved for trademarks of TASER International, Inc.

Note to Investors

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding our expectations, beliefs, intentions or strategies regarding the future; that we expect elevated SG&A and R&D spending in 2014; and that we intend to drive top-line growth internationally and in our EVIDENCE.com & Video business and long-term value by increasing sales activities. We intend that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. The forward-looking information is based upon current information and expectations regarding TASER International, Inc. These estimates and statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. TASER International assumes no obligation to update the information contained in this press release.

These statements are qualified by important factors that could cause our actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: market acceptance of our products; our dependence on sales of our TASER X26, X26P and X2 Conducted Electrical Weapons; the acceptance of our EVIDENCE.com software model; our ability to design, introduce and sell new products; delays in development schedules; rapid technological change and competition; product defects; breach of our security measures resulting in unauthorized access to customer data; outages and disruptions relating to our EVIDENCE.com service; budgetary and political constraints of prospects and customers; the long-term revenue recognition cycle for our SaaS EVIDENCE.com product; the length of our sales cycle and our ability to realize benefits from our marketing and selling efforts; our exposure to cancellation of government contracts due to appropriate clauses; litigation risks resulting from alleged product-related injuries and media publicity concerning allegations of deaths occurring after use of the TASER device and the negative impact this publicity could have on sales; the outcome of pending or future litigation; our ability to protect our intellectual property; intellectual property infringement claims and related litigation costs; competition in foreign countries relating to foreign patents; our successful identification of existing intellectual property rights that might infringe on our developments; risks of governmental regulations, including regulations of our products by the United States Consumer Product Safety Commission, regulation of our products as a “crime control” product by the Federal government, state and local government regulation and foreign regulation and the adverse effects that could result from our products being classified as firearms by the United States Bureau of Alcohol and Firearms; our compliance with regulations governing the environment, including but not limited to, regulations within the European Union; new regulations relating to conflict minerals; our dependence on third party suppliers for key components of our products; component shortages; rising costs of raw materials and transportation relating to petroleum prices; our ability to manage our growth and increase manufacturing production to meet demand; establishment and expansion of our direct and indirect distribution channels; our ability to pursue sales directly with customers; risks relating to acquisitions and joint ventures; catastrophic events; fluctuations in quarterly operating results; foreign currency fluctuations; counterparty risks relating to cash balances held in excess of FDIC insurance limits; employee retention risks and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K.

Please visit http://investor.taser.com, http://blog.taser.com, www.twitter.com/taser_ir, www.twitter.com/officialtaser and http://www.facebook.com/TASERInternational where TASER discloses information from time to time about the company, its financial information, and its business.

For investor relations information please contact Erin Curtis by phone at (480) 515-6330 or via email at IR@TASER.com, or Dan Behrendt, Chief Financial Officer of TASER International, Inc., (480) 905-2002.

TASER International, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

Amounts in thousands, except per share data

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net sales	$37,175	$32,175	$73,360	$62,609
Cost of products sold and services delivered	13,961	12,433	27,938	24,416

Gross margin	23,214	19,742	45,422	38,193
Sales, general and administrative expenses	13,547	10,941	27,293	22,122
Research and development expenses	3,455	1,992	7,061	4,005

Income from operations	6,212	6,809	11,068	12,066
Interest and other income (expense), net	42	19	72	(4)

Income before provision for income taxes	6,254	6,828	11,140	12,062
Provision for income taxes	2,370	2,371	3,865	4,307

Net income	$3,884	$4,457	$7,275	$7,755

Income per common and common equivalent shares
Basic	$0.07	$0.09	$0.14	$0.15
Diluted	$0.07	$0.08	$0.13	$0.14
Weighted average number of common and common equivalent shares outstanding
Basic	53,383	51,109	53,287	51,923
Diluted	54,755	52,853	54,928	53,699

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Net income	$3,884	$4,457	$7,275	$7,755
Foreign currency translation adjustments	5	(45)	15	(63)

Comprehensive income	$3,889	$4,412	$7,290	$7,692

TASER International, Inc.

Segment Reporting

(Unaudited)

Dollars in thousands

	Three Months Ended June 30, 2014			Three Months Ended June 30, 2013
	TASER Weapons	EVIDENCE.com & Video	Total	TASER Weapons	EVIDENCE.com & Video	Total
Product sales	$32,675	$3,593	$36,268	$30,272	$1,570	$31,842
Service revenue	—	907	907	—	333	333

Net sales	32,675	4,500	37,175	30,272	1,903	32,175
Cost of products sold	10,663	2,760	13,423	10,410	1,356	11,766
Cost of services delivered	—	538	538	—	667	667

Gross margin	22,012	1,202	23,214	19,862	(120)	19,742
Sales, general & administrative	10,901	2,646	13,547	9,418	1,523	10,941
Research & development	793	2,662	3,455	976	1,016	1,992

Income (loss) from operations	$10,318	$(4,106)	$6,212	$9,468	$(2,659)	$6,809

Operating margin %	32%	-91%	17%	31%	-140%	21%

	Six Months Ended June 30, 2014			Six Months Ended June 30, 2013
	TASER Weapons	EVIDENCE.com & Video	Total	TASER Weapons	EVIDENCE.com & Video	Total
Product sales	$65,150	$6,631	$71,781	$58,275	$3,750	$62,025
Service revenue	—	1,579	1,579	—	584	584

Net sales	65,150	8,210	73,360	58,275	4,334	62,609

Cost of products sold	21,581	5,416	26,997	20,627	2,544	23,171
Cost of services delivered	—	941	941	—	1,245	1,245

Gross margin	43,569	1,853	45,422	37,648	545	38,193
Sales, general & administrative	22,190	5,103	27,293	19,491	2,631	22,122
Research & development	1,610	5,451	7,061	1,966	2,039	4,005

Income (loss) from operations	$19,769	$(8,701)	$11,068	$16,191	$(4,125)	$12,066

Operating margin %	30%	-106%	15%	28%	-95%	19%

TASER International, Inc.

AXON flex, AXON body and EVIDENCE.com Bookings by Quarter

(Unaudited)

Dollars in thousands

	For the Quarter ended,
	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013
Bookings	$11,346	$5,919	$5,206	$5,847	$2,046

AXON flex, AXON body and EVIDENCE.com bookings is a statistical measure defined as the sales price of orders placed in the relevant time period. Bookings are an indication of the activity the Company is seeing relative to AXON flex, AXON body and EVIDENCE.com.

To gain more immediate feedback regarding activity for AXON flex, AXON body and EVIDENCE.com, we also review bookings for these products. We consider bookings to be a statistical measure defined as the sales price of orders (not invoiced sales) placed in the relevant fiscal period, regardless of when the products or services ultimately will be provided. Some bookings will be invoiced in subsequent years. Due to municipal government funding rules, certain of the future year amounts included in bookings are subject to budget appropriation or other contract cancellation clauses. Although TASER has entered into contracts for the delivery of products and services in the future and anticipates the contracts will be completed, if agencies do not appropriate money in future year budgets or invoke a cancellation clause, revenue associated with these bookings will not ultimately be recognized, resulting in a future reduction to bookings.

For more information relative to our revenue recognition policies, please reference our SEC filings.

TASER International, Inc.

Unit Sales Statistics

(Unaudited)

Units and percentages in whole numbers

	Three Months Ended June 30,				Six Months Ended June 30,
	2014	2013	Unit Change	Percent Change	2014	2013	Unit Change	Percent Change
X26	4,436	8,047	(3,611)	(44.9)%	11,445	17,101	(5,656)	(33.1)%
X26P	12,148	6,021	6,127	101.8	21,207	10,336	10,871	105.2
X2	4,563	7,016	(2,453)	(35.0)	7,979	11,962	(3,983)	(33.3)
M26	383	508	(125)	(24.6)	878	1,136	(258)	(22.7)
C2	1,521	2,030	(509)	(25.1)	3,541	4,325	(784)	(18.1)
TASER Cam	2,713	2,693	20	0.7	5,207	5,006	201	4.0
Cartridges	369,534	412,132	(42,598)	(10.3)	739,050	778,462	(39,412)	(5.1)
AXON flex	2,022	1,081	941	87.0	3,599	2,363	1,236	52.3
AXON body	2,834	—	2,834	*	5,427	—	5,427	*
StrikeLight	1,061	—	1,061	*	2,417	—	2,417	*
TASER XREP	530	—	530	*	3,770	—	3,770	*

*	Not meaningful

TASER International, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

Dollars in thousands

	For the Three Months Ended		For the Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income	$3,884	$4,457	$7,275	$7,755
Depreciation and amortization	1,105	1,529	2,267	2,948
Interest expense	1	4	2	6
Provision for income taxes	2,370	2,371	3,865	4,307

EBITDA	$7,360	$8,361	$13,409	$15,016

Adjustments:
Stock-based compensation expense	1,507	1,019	2,684	1,943
Loss on write down/disposal of property, equipment and intangibles, net	128	15	143	82
Provision for excess and obsolete inventory	8	123	15	169
Interest and other (income) expense	(43)	(23)	(74)	(2)

Adjusted EBITDA	$8,960	$9,495	$16,177	$17,208

Adjusted EBITDA as a percentage of net sales	24.1%	29.5%	22.1%	27.5%

Composition of stock-based compensation:

	For the Three Months Ended		For the Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Cost of products sold	$65	$49	$88	$84
Sales, general and administrative expenses	948	827	1,658	1,557
Research and development expenses	494	143	938	302

	$1,507	$1,019	$2,684	$1,943

TASER International, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

Dollars in thousands

	June 30, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$25,943	$42,271
Short-term investments	22,890	9,101
Accounts and notes receivable, net	23,067	22,488
Inventory	15,111	11,109
Prepaid expenses and other current assets	8,321	5,397
Deferred income tax assets, net	7,101	7,101

Total current assets	102,433	97,467
Property and equipment, net	17,958	19,043
Deferred income tax assets, net	11,285	13,679
Intangible assets, net	3,219	3,317
Goodwill	2,235	2,235
Long-term investments	10,918	12,023
Other assets	1,309	618

Total assets	$149,357	$148,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,404	$6,221
Accrued liabilities	6,249	8,840
Current portion of deferred revenue	8,231	6,878
Customer deposits	388	1,154
Current portion of capital lease payable	37	36

Total current liabilities	20,309	23,129
Deferred revenue, net of current portion	15,908	13,341
Liability for unrecognized tax benefits	1,865	3,122
Other long-term liabilities	760	376
Long-term portion of capital lease payable	48	67

Total liabilities	38,890	40,035

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	153,806	139,424
Treasury stock	(111,755)	(92,203)
Retained earnings	68,402	61,127
Accumulated other comprehensive income (loss)	13	(2)

Total stockholders’ equity	110,467	108,347

Total liabilities and stockholders’ equity	$149,357	$148,382

TASER International, Inc.

Selected Cash Flow Information

(Unaudited)

Dollars in thousands

	For the Three Months Ended		For the Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income	$3,884	$4,457	$7,275	$7,755
Depreciation and amortization	1,105	1,529	2,267	2,948
Stock-based compensation expense	1,507	1,019	2,684	1,943
Net cash provided by operating activities	1,652	7,704	5,962	12,223
Net cash used in investing activities	(2,135)	(13,231)	(14,443)	(12,004)
Net cash used in financing activities	(18,724)	(13,951)	(7,872)	(17,271)
Cash and cash equivalents, end of period	25,943	19,080	25,943	19,080